Exhibit 97

Compensation Clawback Policy

As adopted by the Board of Directors of the Company on October 23, 2023

1.
Purpose and Scope.

TFI International Inc. (the "Company") has adopted this compensation clawback policy (the "Policy") to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified by Section 10D of the Securities Exchange Act of 1934 (the "Exchange Act"), and Section 303A.14 of the NYSE Listed Company Manual, which require the recovery of certain forms of executive compensation in the case of accounting restatements resulting from a material error in an issuer's financial statements. This Policy shall be administered by the Board of Directors of the Company (the "Board") or, if so designated by the Board, the Corporate Governance & Nominating Committee.

2.
Effective Date.

This Policy shall be effective as of the date it is adopted by the Board and shall apply to Incentive-Based Compensation that is approved, awarded, or granted to Covered Executives on or after October 2, 2023.

3. Covered Executives.

This Policy applies to all of the Company's current and former executive officers, and such other employees who may from time to time be deemed subject to this Policy by the Board (each, a "Covered Executive"). For purposes of this Policy, an executive officer means an officer as defined in Rule 10D-1(d) under the Exchange Act. Such Covered Executives include but are not limited to the Company’s president, principal financial officer, principal accounting officer, any vice-president of the issuer in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions.

4. Incentive-Based Compensation.

For purposes of this Policy, the term "Incentive-Based Compensation" means any compensation, including but not limited to Restricted Share Units and Performance Share Units, that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. "Financial reporting measures" are

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measures that are determined and presented in accordance with the accounting principles used in preparing the issuer's financial statements, and any measures that are derived wholly or in part from such measures, including stock price, total shareholder return, and earnings before interest and tax. For the avoidance of doubt, Incentive-Based Compensation does not include annual salary, compensation awarded based on completion of a specified period of service, or compensation awarded based on subjective standards, strategic measures, or operational measures.

5. Recovery; Accounting Restatement.

In the event the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under United States federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a "Restatement"), the Company shall, as promptly as it reasonably can, recover any Incentive-Based Compensation received by a Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare such Restatement (the "Restatement Date"), so long as the Incentive-Based Compensation received by such Covered Executive is in excess of what would have been awarded or vested after giving effect to the Restatement. The Restatement Date shall be the earlier of (i) the date the Board, a Board committee, or officer(s) are authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer with any financial reporting requirement under the securities laws as described in Rule 10D-1(b)(1) under the Exchange Act or (ii) the date a court, regulator, or other legally authorized body directs the issuer to prepare an accounting restatement. The amount to be recovered will be the excess of the Incentive-Based Compensation paid to the Covered Executive based on the erroneous data in the original financial statements over the Incentive-Based Compensation that would have been paid to the Covered Executive had it been based on the restated results, without respect to any taxes paid.

Subsequent changes in a Covered Executive's employment status, including retirement or termination of employment, do not affect the Company's rights to recover Incentive-Based Compensation pursuant to this Policy. For purposes of this Policy, Incentive-Based Compensation shall be deemed to have been received during the fiscal period in which the financial reporting measure specified in the award is attained, even if such Incentive-Based Compensation is paid or granted after the end of such fiscal period.

No recovery shall be required in the case of a Board determination that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount

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to be recovered. Such determination shall be made after a reasonable and documented attempt to recover the Incentive-Based Compensation, which documentation shall be provided to stock exchange on which Company stock is traded.

Additionally, no recovery shall be required in the case of a Board determination that the recovery would violate the laws of Canada or the province of Quebec in effect prior to November 8, 2022. The Board shall obtain and provide to the stock exchange on which the Company's stock is traded an opinion of Canadian counsel that recovery would result in a violation.

The Board shall determine, in its sole discretion, the method of recovering any Incentive-Based Compensation pursuant to this Policy.

6. No Indemnification.

The Company shall not indemnify any current or former Covered Executive against the loss of erroneously awarded compensation, and shall not pay, or reimburse any Covered Executives for premiums, for any insurance policy to fund such executive's potential recovery obligations.

7. Amendment and Interpretation.

The Board may amend this Policy from time to time in its discretion, and shall amend this Policy as it deems necessary to reflect the regulations adopted by the United States Securities and Exchange Commission (“SEC”) or Canadian equivalent if applicable, and to comply with any rules or standards adopted by a national securities exchange in the United States or Canada on which the Company's securities are then listed. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC and any national securities exchange in the United States or in Canada, if applicable, on which the Company's securities are then listed.